news release

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Contact:	Chuck Greener 202-752-2616

Janis Smith 202-752-6673

Number:	3872-1

Date:	December 6, 2006

FANNIE MAE COMPLETES RESTATEMENT AND FILES 2004 10-K

Company Increases Quarterly Common Stock Dividend to $0.40 Per Share

WASHINGTON, DC—Fannie Mae (FNM/NYSE) filed its 2004 Annual Report on Form 10-K today with the U.S. Securities and Exchange Commission (SEC). The filing provides consolidated financial statements for 2004, and a restatement of previously issued financial information for years 2002, 2003 and the first two quarters of 2004. Restatement adjustments relating to periods prior to January 1, 2002 are presented as adjustments to retained earnings as of December 31, 2001. The cumulative impact of the restatement was a total reduction in retained earnings of $6.3 billion through June 30, 2004.

Fannie Mae also announced that on December 6, 2006, the Board of Directors increased the quarterly common stock dividend to $0.40 per share. The Board determined that the increased dividend would be effective beginning in the fourth quarter of 2006, and therefore declared a special common stock dividend of $0.14 per share, payable on December 29, 2006 to stockholders of record on December 15, 2006. This special dividend of $0.14, combined with the company’s previously declared dividend of $0.26 paid on November 27, 2006, will result in a total common stock dividend of $0.40 for the fourth quarter of 2006.

“The restatement and results we filed today mark a critical milestone in Fannie Mae’s progress toward building a stronger, better company for the housing finance system and our stakeholders,” President and Chief Executive Officer Daniel H. Mudd said. “We are also pleased that we can begin to return capital to the owners of this enterprise—our shareholders. It is a first step towards restoring a competitive dividend. The topic of the dividend and capital management is one that will be staying on the Board’s agenda.”

Mudd also said, “We continue to move ahead. By meeting the commitment we made to complete the restatement before the end of this year, we are now driving toward the next major milestones—filing our results for 2005 and 2006, and then returning to current financial reporting. As we put the restatement behind us, Fannie Mae’s business is strong and we have built a new management team while making significant investments in new systems and controls.

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We still have much more progress to make. In the language of housing, the foundation is complete—now we’ll keep moving ahead on rebuilding the rest of the house.”

“The restatement process has put this company on a stronger financial foundation,” said Robert T. Blakely, Executive Vice President and Chief Financial Officer, who led the restatement effort since joining the company in January 2006. “As we developed new accounting policies, we also built or improved new systems to collect, value and account for our transactions. We also made substantial progress in remediating our material control weaknesses across the organization. These changes, remediations and improvements are an investment toward catching up, getting current and timely financial reporting.”

Blakely added that Fannie Mae is also developing additional metrics to assess and evaluate the company’s financial performance and results. “We believe that instead of evaluating Fannie Mae’s performance through a single metric, it would be more meaningful to measure us through a set of balanced measures, beginning with GAAP net income and other GAAP financial metrics, but also including non-GAAP measures such as our fair value balance sheet,” Blakely said. He added that once Fannie Mae becomes current in its financial reporting, the company expects to provide changes in fair value on a quarterly basis, along with information on the causes of those changes.

Form 10-K Filing—Overview and Highlights

The consolidated financial statements included in Fannie Mae’s 2004 Form 10-K filing today have been audited by the company’s independent registered public accounting firm, Deloitte & Touche LLP, which the Audit Committee of Fannie Mae’s Board of Directors selected to replace the company’s prior auditors in January 2005.

Impact on Retained Earnings.  As noted above, the cumulative impact of the restatement was a total reduction in retained earnings of $6.3 billion through June 30, 2004, due to the accumulated impact of correcting accounting errors through the restatement process. This included:

•	a net decrease in earnings of $7.0 billion for periods prior to January 1, 2002 (reflected in beginning retained earnings as of January 1, 2002);

•	a net decrease in earnings of $705 million for the year ended December 31, 2002;

•	a net increase in earnings of $176 million for the year ended December 31, 2003; and,

•	a net increase in earnings of $1.2 billion for the six months ended June 30, 2004.

The company previously estimated that errors in accounting for derivative instruments and mortgage commitments would result in a total of $10.8 billion in after-tax cumulative losses through December 31, 2004, which we now have determined to be $7.9 billion as described below. The $10.8 billion in after-tax cumulative losses represented an estimated $8.4 billion in after-tax cumulative losses on derivatives and $2.4 billion in after-tax cumulative losses on mortgage commitments. In a subsequent 12b-25 filing in August 2006, the company confirmed the $8.4 billion estimate of after-tax cumulative losses on derivatives, and disclosed that the previous estimate of $2.4 billion of after-tax cumulative losses on mortgage commitments would be significantly less.

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As reflected in the results reported today in Fannie Mae’s Form 10-K, retained earnings as of December 31, 2004 includes after-tax cumulative losses on derivatives of $8.4 billion and after-tax cumulative net gains on derivative mortgage commitments of $535 million, net of related amortization, for a total after-tax cumulative impact as of December 31, 2004 of $7.9 billion related to these two restatement items. In addition, as part of our settlements with OFHEO and the SEC, we paid a $400 million civil penalty, which has been recorded as an expense in our 2004 consolidated financial statements.

Stockholders’ Equity.  Stockholders’ equity increased by $4.1 billion through June 30, 2004 from results previously reported for the restatement period. Stockholders’ equity increased during those periods because the increase in accumulated other comprehensive income (AOCI) resulting from restatement adjustments was greater than the reduction in retained earnings resulting from restatement adjustments during those periods. As of June 30, 2004, Fannie Mae’s restatement adjustments resulted in an increase in AOCI of $10.4 billion, primarily due to the reversal of previously recorded derivative cash flow hedge adjustments and the recognition of fair value adjustments on available-for-sale securities that were previously classified as held-to-maturity securities and recorded at amortized cost. Total stockholders’ equity as of December 31, 2004 was $38.9 billion, an increase of $6.6 billion, or 21 percent, from restated stockholders’ equity of $32.3 billion as of December 31, 2003.

Regulatory Capital.  Fannie Mae’s regulator, the Office of Federal Housing Enterprise Oversight (OFHEO), announced on September 29, 2006, that the company was classified as adequately capitalized as of June 30, 2006. OFHEO said that Fannie Mae’s core capital was $42.0 billion as of June 30, 2006, exceeding the company’s statutory minimum capital requirement by $12.6 billion and the OFHEO-directed minimum capital requirement, including the 30 percent surplus, by $3.8 billion. Total capital of $42.9 billion as of June 30, 2006 exceeded the company’s statutory risk-based capital requirement by $16.6 billion. Because Fannie Mae has not yet prepared audited consolidated financial statements for any periods after December 31, 2004, OFHEO’s capital classifications for periods after December 31, 2004 are based on the company’s estimates of its financial condition as of those periods, have not fully incorporated the company’s new accounting policies and practices and remain subject to revision.

Fair Value of Net Assets (Non-GAAP).  The estimated fair value of the company’s net assets (net of tax effect) was $40.1 billion as of December 31, 2004, an increase of $11.7 billion, or 41 percent, from the revised fair value of our net assets of $28.4 billion as of December 31, 2003. Both the company’s own activities and market conditions cause changes in the estimated fair value of net assets (non-GAAP). A longer discussion of fair value begins on page 10 of this release.

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Restatement Period—Summary of Results

The following table provides financial results for 2002, 2003 and 2004, including previously reported results, changes resulting from the restatement, and restated results:

	Net Income						Stockholders’ Equity
	($ billions)			Diluted EPS			($ millions)
	Previously	As		Previously	As		Previously	As
	Reported	Restated	Change	Reported	Restated	Change	Reported	Restated	Change

12/31/02	$4.6	$3.9	$(0.7)	$4.52	$3.81	$(0.71)	$16,288	$31,899	$15,611
12/31/03	$7.9	$8.1	$0.2	$7.91	$8.08	$0.17	$22,373	$32,268	$9,895
1Q 2004	$1.9	$(0.07)	$(1.97)	$1.90	$(0.11)	$(2.01)	$20,805	$33,930	$13,125
2Q 2004	$1.1	$4.3	$3.2	$1.10	$4.40	$3.30	$26,121	$30,245	$4,124

	Previously			Previously			Previously
	Reported	Reported	Change	Reported	Reported	Change	Reported	Reported	Change
12/31/04	N/A	$5.0	N/A	N/A	$4.94	N/A	N/A.	$38,902	N/A

For 2002, Fannie Mae reported restated net income of $3.9 billion, a decrease from the previously reported net income of $4.6 billion. This $705 million decrease in net income was driven largely by these factors:

•	$8.4 billion decrease in the fair value of derivatives;

•	$548 million decrease in fee and other income;

•	$525 million increase in net investment losses;

•	$7.9 billion increase in net interest income; and,

•	$700 million increase in guaranty fee income.

For 2003, Fannie Mae reported restated net income of $8.1 billion, an increase over previously reported net income of $7.9 billion. The $176 million increase in net income was driven largely by these factors:

•	$5.9 billion increase in net interest income;

•	$1.1 billion increase in net investment losses;

•	$870 million increase in guaranty fee income;

•	$4.1 billion decrease in the fair value of derivatives; and,

•	$736 million decrease in fee and other income.

In addition to restating its results for 2002 and 2003, the company also restated previously reported December 31, 2001 balance sheet information to reflect corrected items that relate to prior periods.

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Restatement Adjustments — Itemized.   As the following table from the 2004 Form 10-K shows, Fannie Mae’s restatement adjustments fell into seven primary categories: debt and derivatives; commitments; investments in securities; MBS trust consolidation and sale accounting; financial guaranties and master servicing; amortization of cost basis adjustments; and other adjustments.

Table 1:  Cumulative Impact of Restatement

	Restatement Adjustments for:
				Cumulative
	Periods			Adjustments	Six Months	Cumulative
	Prior to	Year Ended	Year Ended	as of	Ended	Adjustments as
	January 1,	December 31,	December 31,	December 31,	June 30,	of June 30,
	2002	2002	2003	2003	2004	2004
	(Dollars in millions)

Retained earnings, as previously reported	$26,175	$29,385	$35,496			$37,414
Restatement adjustments for:
Debt and derivatives	(10,622)	(5,877)	4,356	$(12,143)	$3,036	(9,107)
Commitments	413	5,387	(1,826)	3,974	(546)	3,428
Investments in securities	(660)	(715)	(332)	(1,707)	(142)	(1,849)
MBS trust consolidation and sale accounting	119	(59)	(226)	(166)	(185)	(351)
Financial guaranties and master servicing	(206)	178	175	147	(143)	4
Amortization of cost basis adjustments	154	135	(1,348)	(1,059)	(70)	(1,129)
Other adjustments	296	(343)	(926)	(973)	(320)	(1,293)

Total impact of restatement adjustments before federal income taxes, extraordinary gains (losses) and cumulative effect of change in accounting principle	(10,506)	(1,294)	(127)	(11,927)	1,630	(10,297)
(Benefit) provision for federal income taxes	(3,465)	(589)	(259)	(4,313)	397	(3,916)
Extraordinary gains (losses), net of tax effect	—	—	195	195	7	202
Cumulative effect of a change in accounting principle, net of tax effect	—	—	(151)	(151)	—	(151)

Impact of current period restatement adjustments, except where cumulative	(7,041)	(705)	176	$(7,570)	$1,240	(6,330)

Impact of prior period restatement and other stockholders’ equity adjustments(1)		(7,042)	(7,749)			(5)

Retained earnings, as restated	$19,134	$21,638	$27,923			$31,079

(1)	Includes the impact of stock-based compensation dividend adjustments.

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Full-year 2004—Summary of Results

The Form 10-K also provides Fannie Mae’s financial results for 2004. In 2004, Fannie Mae’s net income and diluted earnings per share totaled $5.0 billion and $4.94, respectively, compared with $8.1 billion and $8.08 in 2003, and $3.9 billion and $3.81 in 2002. Results include:

•	Taxable-equivalent net interest income fell seven percent from 2003 to 2004 to $18.2 billion as a result of a 25 basis point decline in taxable-equivalent net interest yield to 1.87 percent, which was partially offset by a six percent increase in average interest-earning assets.

•	Guaranty fee income increased 10 percent to $3.6 billion from 2003 to 2004, primarily due to an increase in average outstanding Fannie Mae MBS and other guaranties. The company’s average effective guaranty fee rate remained essentially flat at 20.8 basis points in 2004 compared to 21.0 basis points in 2003.

•	Provision for credit losses decreased in 2004 to $352 million, four percent lower than in 2003, due to lower than anticipated charge-offs.

•	Fee and other income totaled $404 million in 2004, up from $340 million in 2003. The increase in 2004 from 2003 was primarily due to a reduction in net foreign currency transaction losses, which more than offset a decline in transaction fees from decreased business volumes.

•	Debt extinguishment losses, net resulted in a pre-tax loss of $152 million in 2004, compared to a pre-tax loss of $2.7 billion in 2003. This significant decrease in extinguishment losses from 2003 to 2004 was principally caused by a reduced level of debt repurchases in 2004.

•	Derivatives fair value losses—Fannie Mae recorded net derivatives fair value losses of $12.3 billion for 2004, $6.3 billion for 2003, and $12.9 billion for 2002. A significant portion of the company’s derivatives are pay-fixed swaps, so we expect the aggregate estimated fair value of derivatives to decline and result in derivative losses when long-term interest rates decline. The other major component of derivative fair value losses is the net change in the fair value of terminated derivative contracts (from end of prior year to date of termination).

•	Investment losses, net were $362 million in 2004, down $869 million, or 71 percent, from $1.2 billion in 2003. The decrease was primarily due to a significant reduction in other-than-temporary impairments on certain securities backed by manufactured housing loans and aircraft leases, reduced losses from lower-of-cost-or-market adjustments on held-for-sale loans, and increased net gains on the sale of investment securities.

•	Administrative expenses totaled $1.7 billion in 2004, up 14 percent from $1.5 billion in 2003, primarily due to the write off of $159 million of software that had been previously capitalized in conjunction with the reengineering of our core technology infrastructure.

•	Other expenses totaled $607 million in 2004, up from $156 million in 2003, primarily due to the recognition in 2004 of a $400 million civil penalty that the company paid in 2006 pursuant to settlements with the SEC and OFHEO.

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Going forward, Fannie Mae expects high levels of period-to-period volatility in financial results as changes in market conditions cause periodic fluctuations in the estimated fair value of derivative instruments used by the company. Fannie Mae uses derivatives to help manage interest rate risk and achieve a targeted interest rate risk profile. The estimated fair value of the company’s derivatives may fluctuate substantially from period to period because of changes in interest rates, expected interest rate volatility and derivative activity.

Results of Business Segment Operations—2002, 2003, 2004

Fannie Mae’s business is organized into three complementary business segments:

•	The Single-Family Credit Guaranty business works with lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for our portfolio.

•	The Housing and Community Development business helps to expand the supply of affordable and market-rate rental housing in the United States by working with lender customers to securitize multifamily mortgage loans into Fannie Mae MBS, facilitate the purchase of multifamily mortgage loans for the company’s mortgage portfolio, and also by making investments in rental and for-sale housing projects, including investments in housing projects that qualify for federal low-income housing tax credits.

•	The Capital Markets group manages the company’s investment activity in mortgage loans and mortgage-related securities, and has responsibility for managing the company’s assets and its liabilities as well as the company’s liquidity and capital positions.

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The following table shows the company’s results for 2002, 2003 and 2004 by each business segment, as provided in the 2004 Form 10-K:

Table 20:  Business Segment Results Summary

				Increase (Decrease)
	For the Year Ended December 31,			2004 vs. 2003		2003 vs. 2002
	2004	2003	2002	$	%	$	%
		(Restated)	(Restated)
	(Dollars in millions)

Revenue(1):
Single-Family Credit Guaranty	$5,153	$4,994	$3,957	$159	3%	$1,037	26%
Housing and Community Development	538	398	305	140	35	93	30
Capital Markets	46,135	47,293	49,267	(1,158)	(2)	(1,974)	(4)

Total	$51,826	$52,685	$53,529	$(859)	(2)%	$(844)	(2)%

Net income:
Single-Family Credit Guaranty	$2,514	$2,481	$1,958	$33	1%	$523	27%
Housing and Community Development	337	286	184	51	18	102	55
Capital Markets	2,116	5,314	1,772	(3,198)	(60)	3,542	200

Total	$4,967	$8,081	$3,914	$(3,114)	(39)%	$4,167	106%

	As of December 31,
	2004	2003
		(Restated)

Total assets:
Single-Family Credit Guaranty business	$11,543	$8,724	$2,819	32%
Housing and Community Development	10,166	7,853	2,313	29
Capital Markets Group	999,225	1,005,698	(6,473)	(1)

Total	$1,020,934	$1,022,275	$(1,341)	—%

(1)	Includes interest income, guaranty fee income, and fee and other income.

The following provides further explanation of the business segment results for 2002, 2003 and 2004:

•	Single-Family Credit Guaranty generated net income of $2.5 billion in 2004, $2.5 billion in 2003, and $2.0 billion in 2002. Net income for the single-family business segment remained essentially flat in 2004 from 2003, with an increase in guaranty fee income offset by lower fee and other income, and higher expenses. Net income in 2003 increased 27 percent from 2002. The primary reason for the increase in single-family net income in 2003 was a 29 percent increase in guaranty fee income. This increase in guaranty fee income was primarily due to growth in average outstanding single-family Fannie Mae MBS in 2003.

•	Housing and Community Development (HCD) generated net income of $337 million in 2004, $286 million in 2003, and $184 million in 2002. Net income for the HCD business segment increased 18 percent from 2003 to 2004, with an increase in guaranty fees, fee and other income, and tax benefits associated with HCD’s partnership investments partially offset by

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higher losses from partnership investments, higher net interest expense and increased other expenses. Net income for the HCD business segment increased 55 percent from 2002 to 2003, with increases in guaranty fees, fee and other income, and tax benefits associated with HCD’s partnership investments partially offset by higher losses from partnership investments and increased other expenses.

•	Capital Markets generated net income of $2.1 billion in 2004, $5.3 billion in 2003, and $1.8 billion in 2002. The $3.2 billion, or 60 percent, decrease in net income in 2004 from 2003 was primarily due to a $6.0 billion, or 95 percent, increase in derivatives fair value losses to $12.3 billion in 2004 and a $1.3 billion, or seven percent, decline in net interest income in 2004. These factors were partially offset in 2004 by a $2.5 billion, or 94 percent, decrease in debt extinguishment losses, a $1.3 billion, or 70 percent, decrease in the provision for federal income taxes, and an $861 million, or 66 percent, decrease in investment losses.

Through these three businesses, Fannie Mae earns revenue from three principal sources: net interest income, guaranty fee income, and fee and other income. Further, Fannie Mae’s net income is principally affected by gains and losses on the fair value of derivatives, the provision for credit losses, investment and debt extinguishment gains and losses, administrative expenses and other non-interest expense.

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The following table from the Form 10-K provides a consolidated breakdown of these results for 2002, 2003 and 2004:

Table 12:  Condensed Consolidated Results of Operations

				Variance
	For the Year Ended December 31,			2004 vs. 2003		2003 vs. 2002
	2004	2003	2002	$	%	$	%
		(Restated)	(Restated)
	(Dollars in millions, except per share amounts)

Net interest income	$18,081	$19,477	$18,426	$(1,396)	(7)%	$1,051	6%
Guaranty fee income	3,604	3,281	2,516	323	10	765	30
Fee and other income	404	340	89	64	19	251	282
Investment losses, net	(362)	(1,231)	(501)	869	71	(730)	(146)
Derivatives fair value losses, net	(12,256)	(6,289)	(12,919)	(5,967)	(95)	6,630	51
Debt extinguishment losses, net	(152)	(2,692)	(814)	2,540	94	(1,878)	(231)
Loss from partnership investments	(702)	(637)	(509)	(65)	(10)	(128)	(25)
Provision for credit losses	(352)	(365)	(284)	13	4	(81)	(29)
Other non-interest expense	(2,266)	(1,598)	(1,250)	(668)	(42)	(348)	(28)

Income before federal income taxes, extraordinary gains (losses), and cumulative effect of change in accounting principle	5,999	10,286	4,754	(4,287)	(42)	5,532	116
Provision for federal income taxes	(1,024)	(2,434)	(840)	1,410	58	(1,594)	(190)
Extraordinary gains (losses), net of tax effect	(8)	195	—	(203)	(104)	195	100
Cumulative effect of change in accounting principle, net of tax effect	—	34	—	(34)	(100)	34	100

Net income	$4,967	$8,081	$3,914	$(3,114)	(39)%	$4,167	106%

Diluted earnings per common share	$4.94	$8.08	$3.81	$(3.14)	(39)%	$4.27	112%

Fair Value Balance Sheet (Non-GAAP)

GAAP requires disclosure of the fair value of our financial assets and liabilities. Fair value is the amount at which an asset or liability could be exchanged between willing parties, other than in a forced or liquidation sale. In addition to the fair value of the company’s financial assets, management looks at the estimated non-GAAP supplemental fair value of the company’s other assets and liabilities. A reconciliation of the fair value of the company’s net assets (non-GAAP) to stockholders’ equity (GAAP) is included in Annex 1 to this press release.

“We believe fair value measures are a useful tool in assessing our business economics and risks,” said Blakely. “We use fair value measures to make investment decisions and to measure, monitor and manage our interest rate risk and market risk, and our non-GAAP fair value balance sheets are an important component in assessing the sensitivity of our net asset fair value. As a result, we intend to provide a non-GAAP fair value balance sheet on a quarterly basis once we become current in our financial reporting.”

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The following table from the 2004 10-K shows Fannie Mae’s non-GAAP supplemental consolidated fair value balance sheets as of year-end 2004 and as restated as of year-end 2003.

Table 24:  Non-GAAP Supplemental Consolidated Fair Value Balance Sheets

	As of December 31, 2004			As of December 31, 2003
	Carrying	Fair Value	Estimated	Carrying	Fair Value	Estimated
	Value	Adjustment	Fair Value	Value	Adjustment	Fair Value
				(Restated)	(Restated)	(Restated)
	(Dollars in millions)

Assets:
Cash and cash equivalents	$3,701	$—	$3,701	$4,804	$—	$4,804
Federal funds sold and securities purchased under agreements to resell	3,930	—	3,930	12,686	—	12,686
Trading securities	35,287	—	35,287	43,798	—	43,798
Available-for-sale securities	532,095	—	532,095	523,272	—	523,272
Mortgage loans held for sale	11,721	131	11,852	13,596	154	13,750
Mortgage loans held for investment, net of allowance for loan losses	389,651	7,952	397,603	385,465	9,269	394,734
Derivative assets at fair value	6,589	—	6,589	7,218	—	7,218
Guaranty assets and buy-ups	6,616	2,647	9,263	4,998	3,619	8,617

Total financial assets	989,590	10,730	1,000,320	995,837	13,042	1,008,879
Other assets	31,344	(23)	31,321	26,438	2,885	29,323

Total assets	$1,020,934	$10,707	$1,031,641	$1,022,275	$15,927	$1,038,202

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$2,400	$(1)	$2,399	$3,673	$(5)	$3,668
Short-term debt	320,280	(567)	319,713	343,662	(96)	343,566
Long-term debt	632,831	15,445	648,276	617,618	23,053	640,671
Derivative liabilities at fair value	1,145	—	1,145	3,225	—	3,225
Guaranty obligations	8,784	(3,512)	5,272	6,401	(1,256)	5,145

Total financial liabilities	965,440	11,365	976,805	974,579	21,696	996,275
Other liabilities	16,516	(1,850)	14,666	15,423	(1,894)	13,529

Total liabilities	981,956	9,515	991,471	990,002	19,802	1,009,804
Minority interests in consolidated subsidiaries	76	—	76	5	—	5

Net assets, net of tax effect (non-GAAP)	$38,902	$1,192	$40,094	$32,268	$(3,875)	$28,393

Fair value adjustments			(1,192)			3,875

Total stockholders’ equity (GAAP)			$38,902			$32,268

A reconciliation of the fair value of the company’s other assets, other liabilities, total assets and total liabilities as of year-end 2004 and year-end 2003 to the most comparable GAAP measures is contained in Annex 1.

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As of December 31, 2004, the (non-GAAP) estimated fair value of Fannie Mae’s net assets (net of tax effect) was $40.1 billion, an increase of $11.7 billion, or 41 percent, over the revised 2003 net asset fair value of $28.4 billion. Fannie Mae’s own activities—as well as market conditions—caused changes in the estimated fair value of net assets.

The key drivers of the change include:

•	an approximately $5.0 billion increase from issuance of preferred stock in December 2004;

•	an approximately $2.2 billion decrease from the payment of dividends on the company’s common and preferred stock;

•	net cash inflows generated from the company’s business segments; and

•	changes in market conditions.

As of December 31, 2003, the revised (non-GAAP) estimated fair value of Fannie Mae’s net assets (net of tax effect) was $28.4 billion, a reduction of $3.2 billion from the previously reported amount of $31.6 billion. The $3.2 billion reduction is primarily due to the correction of errors in the company’s fair value calculations. The correction of these errors and other adjustments made in re-estimating the fair value of our financial assets and liabilities resulted in:

•	an approximately $1.9 billion decrease in the estimated fair value of our guaranty assets and guaranty obligations, net, and whole loans;

•	an approximately $800 million decrease in the estimated fair value of our mortgage-related securities;

•	an approximately $300 million increase in the estimated fair value of our debt; and

•	an approximately $200 million decrease in the estimated fair value of our derivatives.

Conclusion

“Our 2004 Form 10-K provides a critical foundation for the work still ahead—filing for 2005 and 2006, getting current, and building rock-solid systems and controls,” President and CEO Mudd said. “As we work on getting current, we remain focused on continuing steady, measurable progress on a range of fronts, including facing our issues head-on, integrating our businesses and enhancing our business model, rebuilding our corporate culture, and focusing the entire company back on the basics of service, reliability and value.”

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Conference Call

On Thursday, December 7 at 1:00 p.m. (EST), Fannie Mae will host a conference call for the investment community to discuss the filing. Mary Lou Christy, Vice President and Interim Head, Investor Relations, will host the call. President and CEO Daniel Mudd, CFO Robert Blakely and David Hisey, Senior Vice President and Controller, will address investors and analysts. They, along with other members of senior management, will be available for questions. The dial-in number for the call is 1-866-233-3844, for international callers, 612-338-9017. The confirmation code is 852335. Please dial in 5 to 10 minutes prior to the start of the call. The conference call will also be web cast at http://www.fanniemae.com and will be available for 30 days after the call.

Finally, on Friday, December 8 at 11:00 a.m. (EST), Fannie Mae will also host an additional conference call to provide investors and analysts an opportunity to ask any technical accounting questions that are not addressed on Thursday’s call. CFO Robert Blakely will host the call, and Controller David Hisey, Scott Blackley, Senior Vice President-Accounting Policy, and Eric Schuppenhauer, Senior Vice President, Sarbanes-Oxley, will be available to answer questions. The dial-in number for the call is 1-866-233-3844 or, for international callers, 612-338-9017. The confirmation code is 852358.

Both conference calls will also be web cast at http://www.fanniemae.com and will be available for 30 days after the call.

# # #

Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Any security holder may receive a copy of Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2004, free of charge, by sending a request to: Fannie Mae, Investor Relations, 3900 Wisconsin Avenue N.W., Washington, DC 20016. The 10-K, and all other Fannie Mae forms filed with the SEC, can also be obtained on the company’s web site at www.fanniemae.com/ir/sec/.

Annex 1

FANNIE MAE

Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2004	2003
		(Restated)

ASSETS
Cash and cash equivalents (includes cash equivalents that may be repledged of $242 and $487 as of December 31, 2004 and 2003, respectively)	$2,655	$3,395
Restricted cash	1,046	1,409
Federal funds sold and securities purchased under agreements to resell	3,930	12,686
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $34,350 and $42,728 as of December 31, 2004 and 2003, respectively)	35,287	43,798
Available-for-sale, at fair value (includes Fannie Mae MBS of $315,195 and $370,905 as of December 31, 2004 and 2003, respectively)	532,095	523,272

Total investments	567,382	567,070
Mortgage loans:
Loans held for sale, at lower of cost or market	11,721	13,596
Loans held for investment, at amortized cost	390,000	385,755
Allowance for loan losses	(349)	(290)

Total loans held for investment, net of allowance	389,651	385,465

Total loans	401,372	399,061
Advances to lenders	4,850	4,696
Accrued interest receivable	4,237	4,450
Acquired property, net	1,704	1,320
Derivative assets at fair value	6,589	7,218
Guaranty assets	5,924	4,282
Deferred tax assets	6,074	4,082
Partnership investments	8,061	6,421
Other assets	7,110	6,185

Total assets	$1,020,934	$1,022,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$6,212	$6,315
Federal funds purchased and securities sold under agreements to repurchase	2,400	3,673
Short-term debt	320,280	343,662
Long-term debt	632,831	617,618
Derivative liabilities at fair value	1,145	3,225
Reserve for guaranty losses (includes $113 and $83 as of December 31, 2004 and 2003, respectively, related to Fannie Mae MBS included in Investments in securities)	396	313
Guaranty obligations (includes $814 and $863 as of December 31, 2004 and 2003, respectively, related to Fannie Mae MBS included in Investments in securities)	8,784	6,401
Partnership liabilities	2,662	1,792
Other liabilities	7,246	7,003

Total liabilities	981,956	990,002

Minority interests in consolidated subsidiaries	76	5
Commitments and contingencies (see Note 20)	—	—
Stockholders’ Equity:
Preferred stock, 200,000,000 shares authorized — 132,175,000 shares issued and outstanding as of December 31, 2004 and 82,150,000 shares issued and outstanding as of December 31, 2003	9,108	4,108
Common stock, no par value, no maximum authorization — 1,129,090,420 shares issued as of December 31, 2004 and 2003; 969,075,573 shares and 970,358,844 shares outstanding as of December 31, 2004 and 2003, respectively	593	593
Additional paid-in capital	1,982	1,985
Retained earnings	30,705	27,923
Accumulated other comprehensive income	4,387	5,315

	46,775	39,924
Less: Treasury stock, at cost, 160,014,847 shares and 158,731,576 shares as of December 31, 2004 and 2003, respectively	7,873	7,656

Total stockholders’ equity	38,902	32,268

Total liabilities and stockholders’ equity	$1,020,934	$1,022,275

See Notes to Consolidated Financial Statements.

FANNIE MAE

Consolidated Statements of Income
(Dollars and shares in millions, except per share amounts)

	For the Year Ended December 31,
	2004	2003	2002
		(Restated)	(Restated)

Interest income:
Investments in securities	$26,428	$27,694	$31,054
Mortgage loans	21,390	21,370	19,870

Total interest income	47,818	49,064	50,924

Interest expense:
Short-term debt	4,399	4,012	5,399
Long-term debt	25,338	25,575	27,099

Total interest expense	29,737	29,587	32,498

Net interest income	18,081	19,477	18,426

Guaranty fee income (includes imputed interest of $833, $314 and $107 for 2004, 2003 and 2002, respectively)	3,604	3,281	2,516
Investment losses, net	(362)	(1,231)	(501)
Derivatives fair value losses, net	(12,256)	(6,289)	(12,919)
Debt extinguishment losses, net	(152)	(2,692)	(814)
Loss from partnership investments	(702)	(637)	(509)
Fee and other income	404	340	89

Non-interest loss	(9,464)	(7,228)	(12,138)

Administrative expenses:
Salaries and employee benefits	892	849	679
Professional services	435	238	218
Occupancy expenses	185	166	165
Other administrative expenses	144	201	94

Total administrative expenses	1,656	1,454	1,156
Minority interest in earnings of consolidated subsidiaries	(8)	—	—
Provision for credit losses	352	365	284
Foreclosed property expense (income)	11	(12)	(11)
Other expenses	607	156	105

Total expenses	2,618	1,963	1,534

Income before federal income taxes, extraordinary gains (losses), and cumulative effect of change in accounting principle	5,999	10,286	4,754
Provision for federal income taxes	1,024	2,434	840

Income before extraordinary gains (losses) and cumulative effect of change in accounting principle	4,975	7,852	3,914
Extraordinary gains (losses), net of tax effect	(8)	195	—
Cumulative effect of change in accounting principle, net of tax effect	—	34	—

Net income	$4,967	$8,081	$3,914

Preferred stock dividends and issuance costs at redemption	(165)	(150)	(111)

Net income available to common stockholders	$4,802	$7,931	$3,803

Basic earnings per share:
Earnings before extraordinary gains (losses) and cumulative effect of change in accounting principle	$4.96	$7.88	$3.83
Extraordinary gains (losses), net of tax effect	(0.01)	0.20	—
Cumulative effect of change in accounting principle, net of tax effect	—	0.04	—

Basic earnings per share	$4.95	$8.12	$3.83

Diluted earnings per share:
Earnings before extraordinary gains (losses) and cumulative effect of change in accounting principle	$4.94	$7.85	$3.81
Extraordinary gains (losses), net of tax effect	—	0.20	—
Cumulative effect of change in accounting principle, net of tax effect	—	0.03	—

Diluted earnings per share	$4.94	$8.08	$3.81

Cash dividends per common share	$2.08	$1.68	$1.32
Weighted-average common shares outstanding:
Basic	970	977	992
Diluted	973	981	998

See Notes to Consolidated Financial Statements.

FANNIE MAE

Consolidated Statements of Changes in Stockholders’ Equity
(Dollars and shares in millions, except per share amounts)

							Accumulated
					Additional		Other		Total
	Shares Outstanding		Preferred	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Preferred	Common	Stock	Stock	Capital	Earnings	Income	Stock	Equity

Balance as of December 31, 2001, as previously reported	46	997	$2,303	$593	$1,651	$26,175	$(7,065)	$(5,539)	$18,118
Cumulative effect of restatement adjustments (net of tax of $3.0 billion)	—	—	—	—	92	(7,041)	12,087	—	5,138

Balance as of December 31, 2001 (Restated)	46	997	2,303	593	1,743	19,134	5,022	(5,539)	23,256
Comprehensive income:
Net income (Restated)	—	—	—	—	—	3,914	—	—	3,914
Other comprehensive income, net of tax effect:
Unrealized gains on available-for-sale securities (net of tax of $3.6 billion)	—	—	—	—	—	—	6,647	—	6,647
Reclassification adjustment for gains included in net income	—	—	—	—	—	—	(43)	—	(43)
Unrealized losses on guaranty assets and guaranty fee buy-ups (net of tax of $83 million)	—	—	—	—	—	—	(154)	—	(154)
Net cash flow hedging losses	—	—	—	—	—	—	(3)	—	(3)
Minimum pension liability (net of tax of $1 million)	—	—	—	—	—	—	(1)	—	(1)

Total comprehensive income (Restated)									10,360
Common stock dividends ($1.32 per share in 2002)	—	—	—	—	—	(1,312)	—	—	(1,312)
Preferred stock:
Preferred dividends	—	—	—	—	—	(98)	—	—	(98)
Preferred stock issued	20	—	1,000	—	(9)	—	—	—	991
Preferred stock redeemed	(13)	—	(625)	—	—	—	—	—	(625)
Treasury stock:
Treasury stock acquired	—	(15)	—	—	—	—	—	(1,167)	(1,167)
Treasury stock issued for stock options and benefit plans	—	3	—	—	67	—	—	127	194
Treasury stock issued to Fannie Mae Foundation	—	4	—	—	136	—	—	164	300

Balance as of December 31, 2002 (Restated)	53	989	2,678	593	1,937	21,638	11,468	(6,415)	31,899
Comprehensive income:
Net income (Restated)	—	—	—	—	—	8,081	—	—	8,081
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $3.4 billion )	—	—	—	—	—	—	(6,278)	—	(6,278)
Reclassification adjustment for losses included in net income	—	—	—	—	—	—	57	—	57
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $47 million)	—	—	—	—	—	—	88	—	88
Net cash flow hedging losses	—	—	—	—	—	—	(18)	—	(18)
Minimum pension liability (net of tax of $1 million)	—	—	—	—	—	—	(2)	—	(2)

Total comprehensive income (Restated)									1,928
Common stock dividends ($1.68 per share in 2003)	—	—	—	—	—	(1,646)	—	—	(1,646)
Preferred stock:
Preferred dividends	—	—	—	—	—	(150)	—	—	(150)
Preferred stock issued	29	—	1,430	—	(13)	—	—	—	1,417
Treasury stock:
Treasury stock acquired	—	(22)	—	—	—	—	—	(1,390)	(1,390)
Treasury stock issued for stock options and benefit plans	—	3	—	—	61	—	—	149	210

Balance as of December 31, 2003 (Restated)	82	970	4,108	593	1,985	27,923	5,315	(7,656)	32,268
Comprehensive income:
Net income	—	—	—	—	—	4,967	—	—	4,967
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $483 million )	—	—	—	—	—	—	(897)	—	(897)
Reclassification adjustment for gains included in net income	—	—	—	—	—	—	(17)	—	(17)
Unrealized losses on guaranty assets and guaranty fee buy-ups (net of tax of $4 million)	—	—	—	—	—	—	(8)	—	(8)
Net cash flow hedging losses	—	—	—	—	—	—	(3)	—	(3)
Minimum pension liability (net of tax of $2 million)	—	—	—	—	—	—	(3)	—	(3)

Total comprehensive income									4,039
Common stock dividends ($2.08 per share in 2004)	—	—	—	—	—	(2,020)	—	—	(2,020)
Preferred stock:
Preferred dividends	—	—	—	—	—	(165)	—	—	(165)
Preferred stock issued	50	—	5,000	—	(75)	—	—	—	4,925
Treasury stock:
Treasury stock acquired	—	(7)	—	—	—	—	—	(523)	(523)
Treasury stock issued for stock options and benefit plans	—	6	—	—	72	—	—	306	378

Balance as of December 31, 2004	132	969	$9,108	$593	$1,982	$30,705	$4,387	$(7,873)	$38,902

See Notes to Consolidated Financial Statements.

NON-GAAP FINANCIAL INFORMATION

Management principally uses fair value measures, including non-GAAP fair value measures such as the fair value of its net assets, to gain a clearer picture of changes in the company’s assets and liabilities from period to period and to understand how the overall value of the company is changing from period to period. Management believes that the company’s non-GAAP supplemental consolidated fair value balance sheets, including the fair value of the company’s net assets, are useful to investors because, by providing consistency in the measurement and reporting of all of the company’s assets and liabilities, they provide relevant information for investors to gauge the underlying economics of the company’s business. They are not intended as a substitute for our consolidated financial statements prepared in accordance with GAAP. When used in conjunction with our GAAP consolidated financial statements, however, management believes that the non-GAAP supplemental consolidated fair value balance sheets and the fair value of the company’s net assets can serve as valuable incremental tools for investors to assess changes in the company’s overall value over time related to changes in market conditions.

Table 24:  Non-GAAP Supplemental Consolidated Fair Value Balance Sheets

	As of December 31, 2004				As of December 31, 2003
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value
					(Restated)	(Restated)	(Restated)
	(Dollars in millions)

Assets:
Cash and cash equivalents	$3,701	$—	$3,701	(2)	$4,804	$—	$4,804	(2)
Federal funds sold and securities purchased under agreements to resell	3,930	—	3,930	(2)	12,686	—	12,686	(2)
Trading securities	35,287	—	35,287	(2)	43,798	—	43,798	(2)
Available-for-sale securities	532,095	—	532,095	(2)	523,272	—	523,272	(2)
Mortgage loans held for sale	11,721	131	11,852	(2)	13,596	154	13,750	(2)
Mortgage loans held for investment, net of allowance for loan losses	389,651	7,952	397,603	(2)	385,465	9,269	394,734	(2)
Derivative assets at fair value	6,589	—	6,589	(2)	7,218	—	7,218	(2)
Guaranty assets and buy-ups	6,616	2,647	9,263	(2)(3)	4,998	3,619	8,617	(2)(3)

Total financial assets	989,590	10,730	1,000,320		995,837	13,042	1,008,879
Other assets	31,344	(23)	31,321	(4)(5)	26,438	2,885	29,323	(4)(5)

Total assets	$1,020,934	$10,707	$1,031,641	(6)	$1,022,275	$15,927	$1,038,202	(6)

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$2,400	$(1)	$2,399	(2)	$3,673	$(5)	$3,668	(2)
Short-term debt	320,280	(567)	319,713	(2)	343,662	(96)	343,566	(2)
Long-term debt	632,831	15,445	648,276	(2)	617,618	23,053	640,671	(2)
Derivative liabilities at fair value	1,145	—	1,145	(2)	3,225	—	3,225	(2)
Guaranty obligations	8,784	(3,512)	5,272	(2)	6,401	(1,256)	5,145	(2)

Total financial liabilities	965,440	11,365	976,805		974,579	21,696	996,275
Other liabilities	16,516	(1,850)	14,666	(5)(7)	15,423	(1,894)	13,529	(5)(7)

Total liabilities	981,956	9,515	991,471	(8)	990,002	19,802	1,009,804	(8)
Minority interests in consolidated subsidiaries	76	—	76		5	—	5

Net assets, net of tax effect (non-GAAP)	$38,902	$1,192	$40,094	(9)	$32,268	$(3,875)	$28,393	(9)

Fair value adjustments			(1,192)				3,875

Total stockholders’ equity (GAAP)			$38,902				$32,268

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures (provided on following page)

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value reported in our GAAP consolidated balance sheets and our best judgment of the estimated fair value of the listed asset.

(2)	The estimated fair value of each of these financial instruments has been computed in accordance with the GAAP fair value guidelines prescribed by SFAS 107, as described in “Notes to Consolidated Financial Statements—Note 19, Fair Value of Financial Instruments.” In Note 19, we also discuss the methodologies and assumptions we use in estimating the fair value of our financial instruments.

(3)	Represents the estimated fair value produced by combining the estimated fair value of our guaranty assets as of December 31, 2004 and 2003, respectively, with the estimated fair value of buy-ups. In our GAAP consolidated balance sheets, we report our guaranty assets as a separate line item and include all buy-ups associated with our guaranty assets in “Other assets.” As a result, the GAAP carrying value of our guaranty assets reflects only those arrangements entered into subsequent to our adoption of FIN 45 on January 1, 2003. On a GAAP basis, our guaranty assets totaled $5.9 billion and $4.3 billion as of December 31, 2004 and 2003, respectively, and the associated buy-ups totaled $692 million and $716 million as of December 31, 2004 and 2003, respectively.

(4)	In addition to the $7.1 billion and $6.2 billion of assets included in “Other assets” in the GAAP consolidated balance sheets as of December 31, 2004 and 2003, respectively, the assets included in the estimated fair value of our non-GAAP “other assets” consist primarily of the assets presented on five line items in our GAAP consolidated balance sheets, consisting of advances to lenders, accrued interest receivable, partnership investments, acquired property, net, and deferred tax assets, which together totaled $24.9 billion in 2004 and $21.0 billion in 2003, in both the GAAP consolidated balance sheets and the non-GAAP supplemental consolidated balance sheets for those periods. In addition, we subtract from our GAAP other assets the carrying value of the buy-ups associated with our guaranty obligation because we combine the guaranty asset with the associated buy-ups when we determine the fair value of the asset.

(5)	The fair value of other assets and other liabilities generally approximates the carrying value of these assets for purposes of GAAP. We assume that other deferred assets and liabilities, consisting of prepaid expenses and deferred charges such as deferred debt issuance costs, have no fair value. We adjust the GAAP-basis deferred taxes for purposes of each of our non-GAAP supplemental consolidated fair value balance sheets to include estimated income taxes on the difference between our non-GAAP supplemental consolidated fair value balance sheets net assets, including deferred taxes from the GAAP consolidated balance sheets, and our GAAP consolidated balance sheets stockholders’ equity. To the extent the adjusted deferred taxes are a net asset, this amount is included in the fair value of other assets. If the adjusted deferred taxes are a net liability, the amount is included in the fair value of other liabilities.

(6)	Non-GAAP total assets represent the sum of the estimated fair value of (i) all financial instruments carried at fair value in our GAAP balance sheets, including all financial instruments that are not carried at fair value in our GAAP balance sheets but that are reported at fair value in accordance with SFAS 107 in “Notes to Consolidated Financial Statements—Note 19, Fair Value of Financial Instruments,” (ii) non-GAAP other assets, which include all items listed in footnote 4 that are presented as separate line items in our GAAP consolidated balance sheets rather than being included in our GAAP other assets and (iii) the estimated fair value of credit enhancements, which are not included in “Other assets” in the consolidated balance sheets.

(7)	In addition to the $7.2 billion and $7.0 billion of liabilities included in “Other liabilities” in the GAAP consolidated balance sheets as of December 31, 2004 and 2003, respectively, the liabilities included in the estimated fair value of our non-GAAP “other liabilities” consist primarily of the liabilities presented on three line items on our GAAP consolidated balance sheets, consisting of accrued interest payable, reserve for guaranty losses and partnership liabilities, which together totaled $9.3 billion in 2004 and $8.4 billion in 2003, in both our GAAP consolidated balance sheets and our non-GAAP supplemental consolidated balance sheets for those periods.

(8)	Non-GAAP total liabilities represent the sum of the estimated fair value of (i) all financial instruments that are carried at fair value in our GAAP balance sheets, including those financial instruments that are not carried at fair value in our GAAP balance sheets but that are reported at fair value in accordance with SFAS 107 in “Notes to Consolidated Financial Statements—Note 19, Fair Value of Financial Instruments,” and (ii) non-GAAP other liabilities, which include all items listed in footnote 6 that are presented as separate line items in our GAAP consolidated balance sheets rather than being included in our GAAP other liabilities.

(9)	Represents the estimated fair value of total assets less the estimated fair value of total liabilities, which reconciles to total stockholders’ equity (GAAP).